                                                                     EXHIBIT 1.3
                         [IPC HOLDINGS, LTD. LETTERHEAD]




October 31, 2005

American International Group, Inc.,
70 Pine Street,
New York, New York 10270

     Re:      IPC Holdings, Ltd.  -- Public Offering of Common Shares

     Ladies and Gentlemen:

     This letter agreement sets forth the terms under which American International Group, Inc., a Delaware corporation ("AIG"), will participate in the proposed public offering (the "Public Offering") by IPC Holdings, Ltd., a Bermuda exempted company (the "Company"), of a total of 13,820,000 of the Company's common shares, par value $0.01 per share (the "Common Shares"), and of up to an additional 1,382,000 Common Shares if the underwriters exercise in full their over-allotment option (the "Over-Allotment Option") provided in the underwriting agreement relating to the Public Offering (the "Underwriting Agreement").

     Of the total of 13,820,000 Common Shares offered by the Company, 10,479,000 (the "Firm Underwritten Shares") will be underwritten by Citigroup Global Markets, Inc., Morgan Stanley & Co. Incorporated and the other underwriters (the "Underwriters") named in the Underwriting Agreement. To the extent the Underwriters exercise the Over-Allotment Option, up to an additional 1,048,000 Common Shares (the "Optional Underwritten Shares") will be underwritten by the Underwriters.

     The Company hereby agrees that, contingent upon the consummation of the offering of the Firm Underwritten Shares, it shall sell and deliver to AIG at the time of the delivery of the Firm Underwritten Shares, and AIG agrees that at such time it shall purchase from the Company, 3,341,000 Common Shares (the "Firm AIG Shares") at a price per share equal to $26.25 (the "Public Offering Price"). The Company hereby further agrees that, contingent upon the consummation of the Public Offering and any exercise of the Over-Allotment Option by the underwriters in the underwriters' discretion in whole or in part, the Company shall sell and deliver to AIG at the time of delivery of the Optional Underwritten Shares, and AIG agrees that at such time it shall purchase from the Company, up to 334,000 additional Common Shares (the "Optional AIG Shares") at the Public Offering Price, the precise number of Optional AIG Shares to be so sold and purchased to be in the same proportion as the proportion to which the Over-Allotment Option is exercised (rounded down to the nearest round lot number of shares) in order that AIG maintain its current beneficial ownership of approximately 24.2% of the outstanding Common Shares of the Company.

     In consideration of AIG's participation in the Public Offering, the Company hereby agrees to provide AIG, over the seven-year period commencing at the expiration of the sixty-day lock-up period specified in the Underwriting Agreement (i.e., on December 31, 2005) and ending December 31, 2012, three demand registration rights with respect to the Common Shares AIG owns as of November 4, 2005 (e.g., the 11,722,000 outstanding shares currently owned by AIG and the Firm AIG Shares and any AIG Optional Shares purchased by AIG in the Offering, and any splits, subdivisions or recapitalizations thereof). Such rights shall be provided by the Company to AIG on the terms and subject to the conditions specified with respect to demand registration rights held by AIG with respect to outstanding shares as set forth in the previously in-force Registration Rights Agreement, dated as of March 13, 1996, among the rightsholders (including AIG) named therein and the Company (the "Registration Rights Agreement"), which terms and conditions are hereby incorporated herein except to the extent inconsistent herewith; provided, however, that AIG shall be obligated to pay all the Company's out-of-pocket expenses (as well as AIG's expenses) in connection with the performance of these obligations (including any and all fees of the Company's counsel and accountants, registration and listing fees, underwriting fees and discounts, and any printing and roadshow expenses) and AIG shall not be entitled to piggy-back registration rights.

       This letter will be governed by the laws of the State of New York.

     Please acknowledge your acceptance of and agreement with the terms set forth in this letter by countersigning in the space provided below.

                                              Very truly yours,

                                              IPC HOLDINGS, LTD.


                                              By: /s/ John Weale
                                                  --------------
                                                  Name: John Weale
                                                  Title: Chief Financial Officer


Accepted and agreed as of the date hereof:

AMERICAN INTERNATIONAL GROUP, INC.


By: /s/ Brian T. Schreiber
    -----------------------
    Name: Brian T. Schreiber
    Title:  Senior Vice President - Strategic Planning